REVIEW REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Valcom, Inc.

Indian Rocks Beach, Florida

We have reviewed the accompanying consolidated balance sheet of Valcom, Inc. as of June 30, 2010, and the related statements of operations for the three and nine months ended June 30, 2010 and the changes in stockholders’ deficit and of cash flows for the nine months ended June 30, 2010. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Valcom, Inc. as of September 30, 2009, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended (not represented herein); and in our report dated February 22, 2010, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of September 30, 2009, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 30, 2010